EXHIBIT 19.8

PRINCIPAL SUBSIDIARIES AND OPERATING ENTITIES AT 31 DECEMBER 2018

		Shares held		Holding	Percentage held
		2018	2017		2018	2017
Principal subsidiaries and controlled operating entities(1)
AngloGold Ashanti Australia Limited(2)	2	257,462,077	257,462,077	I	100	100
AngloGold Ashanti Holdings plc	6	5,326,550,917	5,326,550,917	D	100	100
AngloGold Ashanti USA Incorporated	10	237	237	D	100	100

Operating entities
AngloGold Ashanti Córrego do Sítio Mineração S.A.	3	4,167,084,999	4,167,084,999	I	100	100
AngloGold Ashanti (Ghana) Limited(3)	4	132,419,584	132,419,584	I	100	100
AngloGold Ashanti (Iduapriem) Limited	4	66,270	66,270	I	100	100
Cerro Vanguardia S.A.	1	13,875,000	13,875,000	I	92.50	92.50
Geita Gold Mining Limited	9	123,382,772	123,382,772	I	100	100
Mineração Serra Grande S.A.	3	1,999,999	1,999,999	I	100	100
Societé AngloGold Ashanti de Guinée S.A.	5	3,486,134	3,486,134	I	85	85

Joint venture operating entities
Kibali (Jersey) Limited(4)	7	2,324	2,324	I	50	50
Société des Mines de Morila S.A.	8	400	400	I	40	40
Société d'Exploitation des Mines d'Or de Sadiola S.A.	8	41,000	41,000	I	41	41

Unincorporated joint operation
Tropicana joint operation	2	n/a	n/a	I	70	70

D - Direct Holding
I - Indirect Holding

(1)	All the operations in South Africa, namely, Mine Waste Solutions and Mponeng are held by the parent company, AngloGold Ashanti Limited.

(2)	Owner of the Sunrise Dam operation and the Tropicana joint operation in Australia.

(3)	Operates the Obuasi mine in Ghana.

(4)	Owner of Kibali Goldmines S.A. which operates the Kibali mine in the Democratic Republic of the Congo.

1	Argentina	6	Isle of Man
2	Australia	7	Jersey
3	Brazil	8	Mali
4	Ghana	9	Tanzania
5	Republic of Guinea	10	United States of America